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                                                                    Exhibit 99.2

MAXTOR ANNOUNCES RESIGNATION OF PRESIDENT AND CHIEF EXECUTIVE OFFICER

DR. C.S. PARK, CHAIRMAN OF MAXTOR, TO ASSUME CEO POSITION

MILPITAS, Calif., November 15, 2004 -- Maxtor Corporation (NYSE: MXO) today announced that Paul Tufano has left his positions as president, chief executive officer and acting chief financial officer, effective immediately. Mr. Tufano has also resigned from the board of directors. Dr. C. S. Park has been appointed chief executive officer, effective immediately. In addition, Charles M. Boesenberg, chief executive officer and chairman of the board of NetIQ Corporation and a member of the Maxtor board since 2003, has been appointed as its lead director. The company is continuing its search for a chief financial officer.

"The Board thanks Paul for the significant contributions that he made during his eight years as a senior executive with Maxtor," said Dr. Park. "During his tenure, Paul was instrumental in growing the company from approximately $800 million in revenue in 1996 to over $4.0 billion in 2003, strengthening the balance sheet, and moving Maxtor forward into emerging markets for hard drives. We wish him well in his future endeavors."

"As we look ahead, we remain very optimistic about the outlook for the hard drive industry and for Maxtor," Dr. Park continued. "The executive team, with the support of our talented employees, will be working hard to return the company to profitability as soon as possible."

Dr. Park, 56, has been on Maxtor's board of directors since 1994, serving as chairman of the board since 1998. He was most recently a managing director and investment partner at H&Q Asia Pacific. Prior to that, he was chairman and chief executive officer of Hynix Semiconductor Inc. From 1995 to 1996, Dr. Park was president and chief executive officer of Maxtor. From 1996 to early 2000, he was also chairman of MMC Technology, the disk media manufacturing subsidiary of Maxtor.

ABOUT MAXTOR

Maxtor Corporation (www.maxtor.com) is one of the world's leading suppliers of hard disk drives and data storage solutions. The company has an expansive line of storage products for desktop computers, storage systems, high-performance Intel-based servers, and consumer electronics. Maxtor has a reputation as a proven market leader, built by consistently providing high-quality products and service and support for its customers. Maxtor and its products can be found at www.maxtor.com or by calling toll-free (800) 2-MAXTOR. Maxtor is traded on the New York Stock Exchange under the symbol MXO.

CONTACT:
Alan Bernheimer
Maxtor Public Relations
408-894-4233

Jenifer Kirtland
Maxtor Investor Relations
408-324-7056